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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  APRIL 7, 1999
                                 Date of Report

                               (Earliest Reported
                             Event is April 6, 1999)

                            FAMILY GOLF CENTERS, INC.
             (Exact name of registrant as specified in its charter)

                           COMMISSION FILE NO. 0-25098


           DELAWARE                                       11-3223246
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or jurisdiction)


      538 BROADHOLLOW ROAD
       MELVILLE, NEW YORK                                   11747
     (Address of principal                                (Zip Code)
       executive offices)


                                 (516) 694-1666
               Registrant's telephone number, including area code:

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(Former names or former address, if changed since last report)


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Item 5.  Additional Information.

         On April 7, 1999, Family Golf Centers, Inc. issued the following press release:


                                  PRESS RELEASE

         MELVILLE, NEW YORK, APRIL 7 -- Family Golf Centers, Inc. (NASDAQ, NM:
FGCI) today announced that the Board of Directors of the Company approved the declaration of a dividend distribution of one Preferred Share Purchase Right (a "Right") on each outstanding share of its Common Stock. Each Right will entitle shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $75.00. The Rights will be exercisable if a person or group hereafter acquires 15% or more of the Common Stock of the Company (or with respect to persons currently holding 15% or more of the Common Stock, if such person acquires an additional 1% or more of the Common Stock) or announces a tender offer for 15% or more of the Common Stock. The Board of Directors will be entitled to redeem the Rights at one cent per Right at any time before any person hereafter acquires 15% (or such additional 1%) or more of the outstanding Common Stock.

         The Rights are not being distributed in response to any specific effort to acquire the Company. The Rights are designed to assure that all shareholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all shareholders a fair price.

         If a person hereafter acquires 15% or more of the outstanding Common Stock of the Company (or for those persons currently holding more that 15% of the Common Stock, up to an additional 1% of the Common Stock) (the "Acquiring Person"), each Right will entitle its holder to purchase, at the Right's exercise price, a number of shares of Common Stock having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination transaction after a person acquires 15% or more of the Company's Common Stock or the rights are otherwise triggered, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

         The dividend distribution will be payable on April 30, 1999, to shareholders of record on April 20, 1999. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

         In addition to approving the Stockholder Rights Plan, the Board of Directors of the Company adopted amendments to certain provisions of the Company's by-laws to provide the Board of Directors with greater flexibility to act in the best interests of the Company and its stockholders. The Board of Directors amended the By-laws (i) to authorize the Board of Directors to set the date for any special meeting of stockholders, (ii) to expand and clarify the procedures for advance notice of

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stockholder nominations and stockholder proposals, (iii) to authorize the Board of Directors to postpone or cancel a scheduled meeting of stockholders, and (iv) to authorize the Chairman of the Board of Directors to adjourn any meeting of stockholders and to establish the procedures for conducting a stockholder meeting.

         Family Golf Centers, Inc. is the leading operator and consolidator of golf centers in North America. The Company's golf centers provide a wide variety of practice and play opportunities, including facilities for driving, chipping, putting, pitching and sand play and typically offer full-time pro shops, golf lessons and other amenities such as miniature golf and snack bars. The Company also operates complementary sports and family entertainment facilities, including ice rinks and Family Sports Supercenters. Currently, the Company owns, operates, manages or has under construction 121 golf centers and 28 ice rink and family entertainment facilities in 25 states and three Canadian provinces.


Item 7.  Financial Statements, Pro Forma Financial Information And Exhibits.

         (c) Exhibits

Exhibit No.             Description
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4.1                     Amendments to the Family Golf Centers, Inc. By-Laws

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 1999                    Family Golf Centers, Inc.



                                       By: /s/ Dominic Chang
                                          -------------------
                                       Name:  Dominic Chang
                                       Title: Chairman of the Board
                                              and Chief Executive Officer